                                                                     EXHIBIT 3.7

================================================================================


                      AGREEMENT OF LIMITED PARTNERSHIP


                                      OF


              NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP


                         Dated as of October 15, 1996


 ===============================================================================


                               TABLE OF CONTENTS

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                                                            ----
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                                   ARTICLE I

                    Certain Definitions; General Provisions
                    ---------------------------------------
SECTION 1.01.    Certain Definitions.......................  1
SECTION 1.02.    Name......................................  8
SECTION 1.03.    Principal Place of Business...............  9
SECTION 1.04.    Purposes..................................  9
SECTION 1.05.    Duration..................................  9
SECTION 1.06.    General Partner...........................  9
SECTION 1.07.    Limited Partners..........................  9
SECTION 1.08.    Assignees.................................  9

                                  ARTICLE II

                   Capital and Interests in the Partnership;
                   -----------------------------------------
           Admission of Additional Partners; Financing; Allocations
           --------------------------------------------------------

SECTION 2.01.    Initial Capital Contributions............. 10
SECTION 2.02.    Admission of Additional Partners.......... 10
SECTION 2.03.    Financing of the Partnership;
                 Partner Loans............................. 11
SECTION 2.04.    Interest on Capital Contribution.......... 13
SECTION 2.05.    General Allocations of Net Profits
                 and Net Losses............................ 13
SECTION 2.06.    Allocations of Nonrecourse
                 Deductions and Minimum Gain............... 14
SECTION 2.07.    Overriding Allocations Of Net
                 Profits and Net Losses.................... 14
SECTION 2.08.    Allocations Upon Transfer or
                 Admission................................. 15
SECTION 2.09.    Withdrawal of Capital; Limitation
                 on Distributions, Priorities.............. 16


                                  ARTICLE III

                                  Management
                                  ----------

SECTION 3.01.    Management................................ 16
SECTION 3.02.    Authority of the General Partner.......... 16
SECTION 3.03.    Restrictions on the Authority of
                 the....................................... 18
                 General Partner.....................
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                                                 Contents, p. 2

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SECTION 3.04.    Compensation, Reimbursement and
                 Fees...................................... 19
SECTION 3.05.    Limitation of Liability and
                 Indemnification........................... 20
SECTION 3.06     Other Business Ventures................... 21


                                  ARTICLE IV

                    Books; Elections; Budgets; Fiscal Year
                    --------------------------------------

SECTION 4.01.    Administrative Services, Books,
                 Records and Reports....................... 22
SECTION 4.02.    Tax Matters............................... 22
SECTION 4.03.    Fiscal Year............................... 23


                                   ARTICLE V

                     Distributions of Distributable Funds
                     ------------------------------------

SECTION 5.01.    Distributions of Distributable Funds...... 23


                                  ARTICLE VI

                      Transfers of Partnership Interests
                      ----------------------------------

SECTION 6.01.    Transfer Restrictions..................... 24
SECTION 6.02.    Consequences of Transfer.................. 25
SECTION 6.03.    Mandatory Transfer........................ 26

                                  ARTICLE VII

                          Dissolution and Liquidation
                          ---------------------------

SECTION 7.01.    Dissolution............................... 27
SECTION 7.02.    Winding up Affairs and Distributions
                 of Assets................................. 28
SECTION 7.03.    Continuation of Business of
                 Partnership............................... 28
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                                                 Contents, p. 3

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                                 ARTICLE VIII

                                 Miscellaneous
                                 -------------

SECTION 8.01.    Notices..................................  29
SECTION 8.02.    Partnership Act Certificate
                 Requirements.............................  30
SECTION 8.03.    Entire Agreement.........................  30
SECTION 8.04.    Modification.............................  30
SECTION 8.05.    Waivers..................................  31
SECTION 8.06.    Severability.............................  31
SECTION 8.07.    Further Assurances.......................  31
SECTION 8.08.    Investment Representations...............  31
SECTION 8.09.    Governing Law............................  31
SECTION 8.10.    Counterparts; Effectiveness..............  31
SECTION 8.11.    Limitation on Rights of Others...........  32
SECTION 8.12.    Successors and Assigns...................  32
SECTION 8.13.    Power of Attorney........................  32
SECTION 8.14.    References to Agreement..................  33
SECTION 8.15.    Paragraph Titles.........................  33
SECTION 8.16.    Survival of Representations,
                 Warranties and Agreements................  33

                    THIS AGREEMENT OF LIMITED PARTNERSHIP dated as of October
               15, 1996, among INTERCONTINENTAL ENERGY CORPORATION, a Massachusetts corporation having its principal office at 350 Lincoln Place, Hingham, Massachusetts (herein called "IEC"),
                                                                     ---
               those persons from time to time designated or required to be designated on Schedule A as limited partners (collectively with IEC called the "Partners" and individually called a "Partner").
                               --------                             -------


                             W I T N E S S E T H:

          The Partners previously formed the limited partnership known as Northeast Energy Associates, A Limited Partnership (the "Partnership"), pursuant
                                                         -----------
to the Uniform Limited Partnership Act of the Commonwealth of Massachusetts, by the filing of a certificate of limited partnership with the Secretary of State of the Commonwealth of Massachusetts on March 31, 1986 (as subsequently amended). The Partners hereby agree to continue the Partnership on the terms and conditions set forth herein and to constitute this Agreement as the entire partnership agreement of the Partners. The Partners hereby further agree as follows:


                                   ARTICLE I

                    Certain Definitions; General Provisions
                    ---------------------------------------

          SECTION 1.01.  Certain Definitions.  As used herein:
                         --------------------

          "Adjusted Capital Account" means, for each Partner and Assignee, such
           ------------------------
Partner's or Assignee's Capital Account increased by such Partner's or Assignee's Share of Minimum Gain.

          "Affiliate" means, with respect to a Partner, a Person that, directly
           ---------
or indirectly, controls or is controlled by or is under common control with such Partner or as to an individual is a spouse of such Partner or related by consanguinity to the second degree.

          "Agreement" means this Agreement of Limited Partnership, as at any
           ---------
time amended, modified or restated by a writing signed by all the Partners or signed as permitted by Section 8.04.

          "Assignee" means the assignee of all or a portion of the economic
           --------
interest in the Partnership held by a Limited Partner.

          "Capital Account" means a separate account maintained for each Partner
           ---------------
and Assignee and adjusted in accordance with Regulations under Section 704 of the Code.
 To the extent consistent with such Regulations, the adjustments to such accounts shall include the following:

          (i) There shall be credited to each Partner's or Assignee's Capital Account the amount of any cash (which shall not include imputed or actual interest on any deferred contributions) actually contributed by such Partner or Assignee to the capital of the Partnership, the fair market value (without regard to Code Section 7701(g)) of any property contributed by such Partner or Assignee to the capital of the Partnership, the amount of Partnership liabilities assumed by the Partner or Assignee or to which property distributed to the Partner or Assignee was subject and such Partner's or Assignee's share of the Net Profits and Gross Income of the Partnership and of any items in the nature of income or gain separately allocated to the Partners and Assignees; and there shall be charged against each Partner's or Assignee's Capital Account the amount of all cash distributions to such Partner or Assignee, the fair market value (without regard to Code Section 7701(g)) of any property distributed to such Partner or Assignee by the Partnership, the amount of liabilities of the Partner or Assignee assumed by the Partnership or to which property contributed by the Partner or Assignee to the Partnership was subject and such Partner's or Assignee's share of the Net Losses of the Partnership and of any items in the nature of losses or deductions separately allocated to the Partners and Assignees.

          (ii) If the Partnership at any time distributes any of its assets in-kind to any Partner or Assignee, the Capital Account of each Partner and Assignee shall be adjusted to account for that Partner's or Assignee's allocable share of the Net Profits, Net Losses or Gross

     Income that would have been realized by the Partnership had it sold the assets that were distributed at their respective fair market values (taking Code Section 7701(g) into account) immediately prior to their distribution.

          (iii) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred interest.

          (iv) If elected by the Partnership, at any time specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the Capital Account balance of each Partner or Assignee shall be adjusted to the extent allowable under such Treasury Regulation to reflect the Partner's and Assignee's allocable share (as determined under Sections 2.05, 2.06 and 2.07) of the Net Profits, Net Losses or Gross Income that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on the day of the adjustment.

          "Capital Contributions" means the amount contributed by or on behalf
           ---------------------
of a Partner or Assignee to the capital of the Partnership prior to the date hereof or from and after the date hereof pursuant to this Agreement.

          "Carrying Value" means, with respect to any asset, the asset's
           --------------
adjusted basis for federal income tax purposes; provided, however, that (i) upon
                                                --------  -------
a contribution of an asset in-kind, such asset's Carrying Value and (ii) in the circumstances described in paragraph (iv) of the definition of "Capital Account," the Carrying Value of all of the Partnership's assets shall be adjusted to their respective fair market values and shall thereafter be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

          "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time, or any successor statute. References to sections of the Code include references to all amendatory or successor provisions thereto.

          "Distributable Funds" has the meaning specified in Section 5.01(a).
           -------------------

          "Economic Risk of Loss" means the risk as determined under Treasury
           ---------------------
Regulation Section 1.752-2 (taking all applicable "grandfathering" rules into account) that a Partner or Assignee, or person related to a Partner or Assignee, will suffer an economic loss as a result of the failure of the Partnership to repay a liability.

          "Excess Negative Balance" for a Partner or Assignee means the excess,
           -----------------------
if any, of (i) the negative balance in a Partner's or Assignee's Capital Account after reducing such balance by the net adjustments, allocations and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),
(5) and (6) which, as of the end of the Partnership's taxable year, are reasonably expected to be made to such Partner or Assignee, over (ii) the sum of
(A) the amount, if any, which the Partner or Assignee is required to restore to the Partnership upon liquidation of such Partner's or Assignee's interest in the Partnership (or which is so treated pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c)), (B) the Partner's or Assignee's Share of Minimum Gain and
(C) that portion of any indebtedness of the Partnership (other than Partner Nonrecourse Debt) with respect to which the Partner or Assignee bears the Economic Risk of Loss that such indebtedness would not be repaid out of the Partnership's assets if all of the Partnership's assets were sold at their respective Carrying Values as of the end of the fiscal year or other period and the proceeds from the sales together with any amounts described in clause (A), above, were used to pay the Partnership's liabilities.

          "Fiscal Year" has the meaning specified in Section 4.03.
           -----------

          "General Partner" means IEC.
           ---------------

          "Gross Income" means, for each Fiscal Year or other period, an amount
           ------------
equal to the Partnership's gross income as determined for federal income tax purposes for such Fiscal Year or period but computed with the adjustments specified in paragraphs (i), (ii) and (iii) of the definition of "Net Profits" and "Net Losses."

          "IEC" has the meaning specified in the heading of this Agreement.
           ---

          "IEC Funding" means IEC Funding Corp., a Delaware corporation.
           -----------

          "Interest" means, with respect to any Partner, such Partner's interest
           --------
in the Partnership and shall include a portion of an Interest not previously divided. The Interest of each Partner as of the date hereof is set forth opposite such Partner's name on Schedule A hereto.

          "Limited Partner" means each of those parties designated in Schedule A
           ---------------
as a limited partner in the Partnership and any Person that may be admitted from time to time to the Partnership as a limited partner pursuant to this Agreement (including a Substitute Limited Partner), all as reflected in the Schedule A hereto as in effect at the relevant time.

          "Majority Limited Partners" means Limited Partners having Interests
           -------------------------
aggregating at least a majority of the Interests of all the Limited Partners at the time.

          "Minimum Gain" means the amount determined by computing with respect
           ------------
to each Nonrecourse Debt of the Partnership, the amount of Gross Income, if any, that would be realized by the Partnership if it disposed of the property securing such debt in full satisfaction thereof, and by then aggregating the amounts so computed. For purposes of determining the amount of such Gross Income with respect to a liability, the Carrying Value of the asset securing the liability shall be allocated among all the liabilities that the asset secures in the manner set forth in Treasury Regulation Section 1.704-2(d)(2).

          "Net Profits" and "Net Losses" mean the taxable income or loss, as the
           -----------       ----------
case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

          (i) Items of gain, loss, and deduction shall be computed based upon the Carrying Values of the Partnership's assets rather than upon the assets' adjusted bases for federal income tax purposes, and, in particular, except as provided in Treasury Regulation Section 1.704-3(d), the amount of any deductions for depreciation or amortization with respect to an asset for a period shall equal such asset's Carrying Value multiplied by a fraction the numerator of which shall be the amount of depreciation or amortization with respect to such asset allowable for federal income tax purposes for such period and the denominator of which shall be such asset's adjusted basis;

          (ii) Any tax-exempt income received by the Partnership shall be included as an item of gross income;

          (iii) The amount of any adjustments to the Carrying Values of any assets of the Partnership pursuant to Code Section 743 shall not be taken into account;

          (iv) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense; and

          (v) The amount of Gross Income and Nonrecourse Deductions specifically allocated to any Partners or Assignees pursuant to Section
     2.06 or 2.07(a) shall not be included in the computation.

          "NJEA" means North Jersey Energy Associates, A Limited Partnership, a
           ----
New Jersey limited partnership.

          "Nonrecourse Debt" means any Partnership liability to the extent that
           ----------------
the liability is nonrecourse for purposes of Treasury Regulation Section 1.1001-
2.

          "Nonrecourse Deductions" for a taxable year means deductions funded by
           ----------------------
Nonrecourse Debt (as determined under Treasury Regulation Sections 1.704-2(c) and 1.704-2(i)(2)) for such year and are generally equal to the excess, if any, of (i) the net increase in Minimum Gain during such year over (ii) the sum of
(A) the aggregate distributions of proceeds from Nonrecourse Debts attributable to increases in Minimum Gain during such year and (B) increases in Minimum Gain during such year attributable to conversions of liabilities into Nonrecourse Debts.

          "Notices" has the meaning specified in Section 8.01(a).
           -------

          "Partner" and "Partners" have the meanings specified in the heading of
           -------       --------
this Agreement.

          "Partner Lender" has the meaning specified in Section 2.03(b).
           --------------

          "Partner Loan" has the meaning specified in Section 2.03(b).
           ------------

          "Partner Nonrecourse Debt" means any Nonrecourse Debt to the extent
           ------------------------
that a Partner or Assignee bears the Economic Risk of Loss associated with the debt.

          "Partnership" has the meaning specified in the introductory paragraph
           -----------
of this Agreement.

          "Percentage Interest" means the economic interest of each Partner and
           -------------------
Assignee in the Partnership (expressed as a percentage). The Percentage Interest of each Partner and Assignee as of the date hereof is set forth opposite such Partner's or Assignee's name on Schedule A hereto.

          "Person" means an individual, corporation, limited liability company,
           ------
association, partnership, trust or unincorporated organization.

          "Project" means, collectively, the Partnership's cogeneration facility
           -------
and its carbon dioxide plant and all of their components located in Bellingham, Massachusetts, all rights, permissions, equipment and property related thereto and all contract rights used or useful for the operation of such facility and plant.

          "Project Financing Agreements" means the agreements entered into by
           ----------------------------
the Partnership from time to time in connection with the financing of the Project or any part thereof, including any instruments evidencing indebtedness issued or guaranteed by the Partnership thereunder and any agreements granting liens or security interests on any assets of the Partnership to secure obligations thereunder. The Project Financing Agreements include (i) the Trust Indenture dated as of November 15, 1994, among IEC Funding, the Partnership, NJEA and State Street Bank and Trust Company, as Trustee, (ii) each of the "Credit Documents" and the "Bellingham Security Documents" (as defined in such Trust Indenture) to which the Partnership is a party and (iii) any agreements entered into by the Partnership in connection with the replacement, refinancing or restructuring of any of the foregoing.

          "Roy Limited Partner" means any of John R. Roy, Mary L. Roy, Jock R.
           -------------------
Roy, Stephen B. Roy, Peter A. Roy, Ellen S. Roy or Jane L. Roy and each Limited Partner who is an Affiliate of any thereof.

          "Share of Minimum Gain" means, for each Partner and Assignee, the sum
           ---------------------
of such Partner's or Assignee's share of Minimum Gain attributable to Nonrecourse Debt other than Partner Nonrecourse Debt (computed in accordance with Treasury Regulation Section 1.704-2(g)) and such Partner's or Assignee's share of Minimum Gain attributable to Partner Nonrecourse Debt (computed in accordance with Treasury Regulation Section 1.704-2(i)(5)).

          "Substitute Limited Partner" means a Transferee of a Limited Partner's
           --------------------------
or Assignee's interest in the Partnership who is admitted to the Partnership as a Limited Partner as provided in Section 6.02(d).

          "Transfer" means (i) any sale, conveyance, gift, bequest, assignment
           --------
by way of sale or other disposition, (ii) any hypothecation, mortgage, pledge, assignment by way of security or (iii) any creation of any encumbrance of any nature (and whether or not to secure an obligation) of, in each case, an Interest and shall include a similar act in respect of rights to profits, losses and cash distributions (or Percentage Interest) deriving from an Interest.

"Transferor" and "Transferee" shall have corresponding meanings.
-----------       ----------

          "Uniform Act" means the Uniform Limited Partnership Act of the
           ------------
Commonwealth of Massachusetts.

          References in the singular shall include the plural and vice versa and references to the neuter gender shall include the masculine and feminine genders. The terms "including", "include" and "includes" as used herein shall be deemed to be followed by the words "without limitation". References to this Agreement or to any other agreement or document, including any Project Financing Agreement, shall include the same as amended, supplemented, modified or otherwise changed from time to time. References to Schedule A shall be construed to be references to said Schedule A as from time to time changed or required to be changed as provided for herein.

          SECTION 1.02.  Name.  The name of the Partnership shall continue to be
                         -----
"Northeast Energy Associates, A Limited Partnership". The General Partner may at any time change the name of the Partnership and shall give notice of any such change to the Limited Partners.

          SECTION 1.03.  Principal Place of Business.  The Partnership's
                         ----------------------------
principal place of business and the office where the books of the Partnership will be maintained shall be at 350 Lincoln Place, Hingham, MA 02043, or at such other place within the continental United States as the General Partner shall designate. The General Partner shall give notice of any change of such principal place of business to the Limited Partners.

          SECTION 1.04.  Purposes.  The purposes of the Partnership shall be to
                         ---------
develop, finance, construct, own, manage, maintain, operate, encumber, exchange, dispose of and otherwise deal with the Project or any part thereof, to contract with third parties to construct, maintain or operate the Project and to sell the electricity and steam produced by the Project. The Partnership shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of the Project.

          SECTION 1.05.  Duration.  The Partnership shall continue until
                         ---------
dissolved pursuant to Section 7.01.

          SECTION 1.06.  General Partner.  IEC shall be the General Partner of
                         ----------------
the Partnership. The management of the business and affairs of the Partnership shall be conducted as provided in Article III.

          SECTION 1.07.  Limited Partners.  The Partners identified or required
                         -----------------
to be identified from time to time in Schedule A as Limited Partners shall be the Limited Partners of the Partnership. No Limited Partner, in its capacity as a Limited Partner, shall participate in the management of the Partnership, or have any authority or right to transact any business or act for or bind the Partnership in any respect, and no Limited Partner shall ever be (i) personally liable for any part of the debts or other obligations of the Partnership except for any liability expressly assumed in writing by it or (ii) obligated to make contributions to the Partnership in excess of those, if any, required to be made by it pursuant to this Agreement.

          SECTION 1.08.  Assignees.  (a)  The Assignees identified or required
                         ----------
to be identified from time to time in Schedule A as Assignees are assignees of Interests of Limited Partners with respect solely to economic interests in the Partnership. No Assignee, in its capacity as an

Assignee, shall participate in the management of the Partnership, have any authority or right to transact any business or act for or on behalf of the Partnership in any respect and shall have none of the rights and privileges otherwise available to Limited Partners other than to share in the income, gain, loss, deductions, tax credits and distributions of the Partnership. In addition, no Assignee shall ever be (i) personally liable for any part of the debts or obligations of the Partnership except for any liability expressly assumed in writing by it or (ii) obligated to make contributions to the Partnership in excess of those, if any, required to be made by it pursuant to this Agreement.

          (b) Each Partner hereby acknowledges and agrees that (i) the Persons identified in Schedule A as of the date hereof as Assignees are the only Assignees existing at the date hereof and (ii) the percentage set forth in Schedule A as of the date hereof opposite the name of such Partner in the "Percentage Interest" column is the correct Percentage Interest for such Partner as of the date hereof (giving effect to the dilution of the economic interests in the Partnership represented by such Partner's Interest to give effect to the Percentage Interests of the Assignees).


                                  ARTICLE II

                   Capital and Interests in the Partnership;
                   -----------------------------------------
           Admission of Additional Partners; Financing; Allocations
           --------------------------------------------------------

          SECTION 2.01.  Initial Capital Contributions.  On or before the date
                         ------------------------------
hereof Partners (i) have made cash contributions to the capital of the Partnership in the aggregate amount of $10,000 or (ii) in the case of some of them, previously have contributed various services to the Partnership. A pro rata share of any cash contributions by the Limited Partners shall be treated as having been transferred to the Assignees in accordance with their respective Percentage Interests.

          SECTION 2.02.  Admission of Additional Partners.  (a)  The General
                         ---------------------------------
Partner shall have the right to admit additional Limited Partners to the Partnership from time to time. The Interest and Percentage Interest of each such additional Limited Partner (other than a Substitute Limited Partner) shall be as determined by the General Partner. It is understood that the General Partner may agree to a priority return of any Capital Contributions made by a Partner after the date hereof, and/or a priority return thereon, without the approval of any Limited Partner or Assignee. If any such additional Limited Partner is admitted to the Partnership, the Interest of each other Limited Partner (as in effect prior to such admission) and the Percentage Interest of each other Limited Partner and Assignee shall be reduced ratably to reflect the Interest and Percentage Interest of such additional Limited Partner. The General Partner also shall have the right to admit Substitute Limited Partners pursuant to Section 6.02.

          (b) The General Partner shall have the right to admit an additional General Partner to the Partnership with the prior written consent of the Majority Limited Partners. If any Person admitted as an additional General Partner is at the time a Limited Partner, such Person shall be allocated as a General Partner all or a portion of the Interest and Percentage Interest previously held by such Partner as a Limited Partner, as agreed between such Person and the General Partner. If any Person admitted as an additional General Partner is not at the time a Limited Partner, the Interest and Percentage Interest of such Person as General Partner shall be determined in the same manner as provided in paragraph (a) above with respect to additional Limited Partners, and the Interest of each Limited Partner and the Percentage Interest of each Limited Partner and Assignee shall be reduced ratably to reflect the Interest and Percentage Interest so determined.

          (c) Each additional Partner admitted to the Partnership, including any Substitute Limited Partner, shall agree to be bound by the provisions of this Agreement pursuant to an instrument satisfactory to the General Partner. Upon the admission of any such Partner, (i) Schedule A shall be deemed amended to reflect such admission, (ii) the General Partner shall amend the certificate of limited partnership of the Partnership in accordance with the Uniform Act to reflect such admission, and (iii) the General Partner shall notify the Limited Partners of such admission.

          SECTION 2.03.  Financing of the Partnership; Partner Loans.  (a)  In
                         --------------------------------------------
addition to the Capital Contributions provided for in Section 2.01, the money to finance the Project and otherwise to finance the business of the Partnership and any special distributions of cash to the Partners and Assignees shall be derived from loans to or revenues of the Partnership. If additional capital is needed by the Partnership for any reason, as determined by the General Partner from time to time, then, after the amount of such needed additional capital shall have been determined by the General Partner, the Partnership will attempt to borrow such amount of additional capital from a third party or parties on such terms as shall be acceptable to the General Partner.

          (b) Any Partner may, but shall not be required to, loan funds to the Partnership (or cause an Affiliate of such Partner to loan funds to the Partnership) on such terms as shall be approved by the General Partner and the Partner (or Affiliate thereof) advancing such loan (any such loan being referred to herein as a "Partner Loan" and the lender of any such Partner Loan being
                ------------
referred to herein as "Partner Lender").  If the General Partner, any Roy
                       --------------
Limited Partner or any Affiliate thereof proposes to make a Partner Loan, then the Partners agree that the terms of such Partner Loan shall be considered fair and reasonable and shall not require any consent or approval of the Limited Partners if:

          (i) each Limited Partner is notified of the terms of such Partner Loan and is afforded an opportunity to participate in such Partner Loan as a Partner Lender ratably in accordance with its Interest (which opportunity may be limited to a period, not less than 15 days, following notice of such opportunity, during which Limited Partners must elect whether to participate); or

          (ii) the interest rate applicable to such Partner Loan does not exceed the greatest of (x) the greatest interest rate then applicable to any indebtedness of the Partnership plus 2% per annum, (y) the prime rate of The Chase Manhattan Bank, from time to time in effect, plus 2% per annum, and (z) the greatest interest offered to the Partnership by any bank or other financial institution to provide unsecured subordinated loans to the Partnership, as quoted to the General Partner within one year prior to the date such Partner Loan is to be advanced, and in either case the terms of such Partner Loan provide that repayment by the Partnership shall be made only from the net proceeds of any refinancing thereof or from funds that otherwise would be Distributable Funds, as and when available, prior to any distributions to Partners or Assignees, or upon dissolution of the Partnership; or

          (iii) the aggregate amount of such Partner Loan is less than $50,000,000 and the interest rate applicable thereto does not exceed the greater of (x) the greatest interest rate then applicable to any indebtedness of the Partnership plus 2% per annum, and (y) the prime rate of The Chase Manhattan Bank, from time to time in effect, plus 2% per annum.

          (c) This Section 2.03 shall not be construed to prohibit additional Capital Contributions to the Partnership that are made on terms approved by the General Partner and the contributing Partner, but such Capital Contributions shall not be required (except as expressly provided in Section 7.02(c) with respect to the General Partner).

          SECTION 2.04.  Interest on Capital Contribution.  No interest shall be
                         ---------------------------------
paid by the Partnership on any Capital Contribution.

          SECTION 2.05.  General Allocations of Net Profits and Net Losses.  (a)
                         -------------------------------------------------
Except as provided in Sections 2.06 and 2.07 below (which shall be applied first), any Net Profits of the Partnership shall be allocated among the Partners and Assignees as follows:

          (i) First, in such manner and in such amount as is necessary so that the respective Adjusted Capital Account balances of the Partners and Assignees are in the ratio of their respective Percentage Interests; and

          (ii) The balance, if any, to the Partners and Assignees in proportion to their respective Percentage Interests.

          (b) Except as provided in Sections 2.06 and 2.07 below (which shall be applied first), any Net Losses of the Partnership shall be allocated among the Partners and Assignees as follows:

          (i) First, in such manner and in such amount as is necessary so that the respective Adjusted Capital Account balances of the Partners and Assignees are in the ratio of their respective Percentage Interests; and

          (ii) The balance, if any, to the Partners and Assignees in proportion to their respective Percentage Interests.

          (c)  Allocations of Net Profits and Net Losses provided for in this
Section 2.05 shall be made as of the end of the Fiscal Year or shorter relevant period of the Partnership.

          SECTION 2.06.  Allocations of Nonrecourse Deductions and Minimum Gain.
                         ------------------------------------------------------
Notwithstanding the provisions of Section 2.05 above, the following allocations of Gross Income and Nonrecourse Deductions shall be made in the following order of priority:

          (a) If in any year there is a net decrease in the amount of Minimum Gain attributable to either (i) Nonrecourse Debt that is not Partner Nonrecourse Debt or (ii) Partner Nonrecourse Debt, then each Partner and Assignee shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Partner's or Assignee's share of the net decrease in such Minimum Gain (determined in accordance with Treasury Regulation Sections 1.704-2(g)(2) and 1.704-2(i)(5)) to the minimum extent required by, and in the manner specified in, Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

          (b) All Nonrecourse Deductions of the Partnership for any year other than Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners and Assignees in proportion to their respective Percentage Interests.

          (c) All Nonrecourse Deductions of the Partnership for any year attributable to Partner Nonrecourse Debt shall be allocated to the Partners and/or Assignees who bear the Economic Risk of Loss with respect to the debt.

          SECTION 2.07.  Overriding Allocations of Net Profits and Net Losses.
                         -----------------------------------------------------
Notwithstanding the provisions of Section 2.05 above, but subject to the provisions of Section 2.06 above, the following allocations of Gross Income, Net Profits and Net Losses and items thereof shall be made:

          (a) If, during any year a Partner or Assignee receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b) (2)(ii)(d)(4), or (5) or (6) or any other distribution, and, as a result of such adjustment, allocation or distribution, such Partner's or Assignee's Capital Account has an Excess

Negative Balance, then items of Gross Income for such year (and, if necessary, subsequent years) shall first be allocated to such Partner or Assignee in an amount equal to such Partner's or Assignee's Excess Negative Balance.

          (b) In no event shall Net Losses of the Partnership be allocated to a Partner or Assignee if such allocation would cause or increase an Excess Negative Balance in such Partner's Capital Account.

          (c) Except to the extent necessary to comply with Sections 2.06(a), 2.07(a) and 2.07(b) hereof, the interest of the General Partner in each item of Partnership income, gain, loss, deduction or credit will be equal to at least one percent (1%) of each of those items at all times during the existence of the Partnership.

          (d)  Except as otherwise provided herein or as required by Code
Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Partners and Assignees in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of
                                --------  -------
any property of the Partnership differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Partners and Assignees so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Code
Section 704(c).

          SECTION 2.08.  Allocations Upon Transfer or Admission.  In the event
                         ---------------------------------------
that a Partner or Assignee acquires an interest in the Partnership either by transfer from another Partner or Assignee or by acquisition from the Partnership, the Partnership shall close its books as of the date of the acquisition and Net Profits, Net Losses, Gross Income, Nonrecourse Deductions and items thereof computed for the portion of the year ending on the date of the acquisition shall be allocated among the Partners and Assignees without regard to such acquisition, and Net Profits, Net Losses, Gross Income, Nonrecourse Deductions and items thereof computed for the portion of the year commencing on the day following the date of the acquisition shall be allocated among the Partners and Assignees taking into account such acquisition. For purposes of determining the date on which the acquisition is deemed to occur, the Partnership may make use of any convention allowable under

Section 706(d) of the Code as may be elected by the General Partner in its absolute discretion.

          SECTION 2.09.  Withdrawal of Capital; Limitation on Distributions,
                         --------------------------------- -----------------
Priorities.  No Partner or Assignee shall be entitled to withdraw any part of
-----------
its Capital Contributions to, or to receive any distributions from, the Partnership except as provided in Section 5.01 and Section 7.02. No Partner or Assignee shall be entitled to demand or receive any property other than cash from the Partnership. Except as expressly provided in this Agreement, no Partner or Assignee will have a priority over any other Partner or Assignee as to any distributions from the Partnership.


                                  ARTICLE III

                                  Management
                                  ----------

          SECTION 3.01.  Management.  Subject to the terms, conditions and
                         -----------
limitations of this Agreement, the General Partner shall have the exclusive authority and full discretion to manage the business of the Partnership.

          SECTION 3.02.  Authority of the General Partner.  Subject to the terms
                         ---------------------------------
and conditions set forth herein, the General Partner shall have all rights and powers required by, or appropriate or incidental to, the management and control of the business and affairs of the Partnership in furtherance of the purposes of the Partnership, and shall possess and may exercise all the rights and powers of a general partner as provided in the Uniform Act, including the right and power to take any of the following actions:

          (a) execute any and all agreements, contracts, documents, deeds, certificates, bills of sale and other instruments deemed by the General Partner to be necessary and appropriate in connection with the business and affairs of the Partnership;

          (b) acquire or lease as lessee real and personal property and interests therein and dispose of or lease as lessor real or personal property or interests therein;

          (c) protect and preserve the Partnership's title and interest in the assets of the Partnership, collect all amounts due the Partnership, and otherwise claim all rights of the Partnership, and in that connection retain counsel and institute and defend suits and proceedings in the name and on behalf of the Partnership;

          (d) engage in financing transactions on behalf of the Partnership, including (i) issuance of debt obligations and incurrence of indebtedness on behalf of the Partnership, including refinancings and successive refinancings of indebtedness under the Project Financing Agreements and, in connection therewith or to secure performance by the Partnership of any of its obligations, to mortgage, pledge, hypothecate or otherwise grant security interests in assets of the Partnership and (ii) lease financings, including sale-leaseback transactions, with respect to assets of the Partnership (which may include all or substantially all the assets of the Partnership);

          (e) pay all debts and obligations of the Partnership, including expenses of the Partnership, to the extent that funds of the Partnership are available therefor and make all distributions to the Partners in accordance with the provisions of this Agreement;

          (f) engage in joint transactions for the mutual benefit of the Partnership and NJEA, including joint fuel procurement and transportation arrangements, fuel hedges, power marketing and financing arrangements, it being understood and agreed that indebtedness and other obligations may be incurred jointly with NJEA or through IEC Funding and the Partnership may guarantee indebtedness and other obligations of NJEA or IEC Funding and may grant liens and security interests on assets of the Partnership to secure indebtedness and other obligations of NJEA or IEC Funding pursuant to the Project Financing Agreements or otherwise;

          (g)  invest surplus cash;

          (h) represent the Partnership before Federal, state and municipal authorities and in arbitration proceedings and pay, collect, compromise and otherwise settle claims of, or against, the Partnership;

          (i) select depreciation and accounting methods for book and income tax purposes (which decisions may be different for each such purpose) to the extent not otherwise provided herein;

          (j) engage or hire on behalf of or for the benefit of the Partnership independent accountants, architects, lawyers, engineers, management, administrative and clerical help, fuel management, and steam sales person nel, and to procure such other assistance and services, as may seem proper in accordance with the purposes con templated hereby, and pay therefor such remuneration as the General Partner may determine to be reasonable and appropriate in the circumstances; and

          (k) do and perform any acts and exercise all rights, powers and privileges not referred to in this Section 3.02 that the General Partner shall deem necessary to, in connection with, or incidental to the accomplishment of the Partnership purposes, as may be lawfully carried on or performed by a limited partnership under the laws of the Commonwealth of Massachusetts.

          SECTION 3.03.  Restrictions on the Authority of the General Partner.
                         -------------------------------- --------------------
Without limiting the generality of any other provision of this Agreement, without the written consent of the Majority Limited Partners, the General Partner shall not:

          (a)  do any act in contravention of this Agreement;

          (b) do any act which would make it impossible to carry on the ordinary business of the Partnership (other than as provided in Article VII hereof);

          (c)  admit any Person as a Partner, except as provided in Section
     2.02;

          (d) elect to dissolve the Partnership (except in accordance with, and under the circumstances described in, Article VII);

          (e) lease, sell or otherwise transfer or dispose of all or substantially all the assets of the Partnership except for mortgages, security interests and sale-leaseback transactions permitted by Section 3.02; or

          (f) engage in any transaction with the General Partner or with one or more Roy Limited Partners or an Affiliate of any of them except (i) Partner Loans that do not require approval of the Limited Partners as provided in
     Section 2.03(b), (ii) payments contemplated by Section 3.04, (iii) admission as a Limited Partner with preferential rights as to distributions of any additional Capital Contributions contributed after the date hereof plus a return thereon not exceeding the greatest interest rate that would be permitted with respect to a Partner Loan pursuant to Section 2.03(b), and (iv) other transactions (which may include Partner Loans and payment of fees or other compensation for services) on terms which are at least as favorable to the Partnership as terms which are available from a Person not the General Partner, a Roy Limited Partner or any such Affiliate.

          SECTION 3.04.  Compensation, Reimbursement and Fees.  (a)  The
                         -------------------------------------
Partners hereby ratify and approve all compensation paid to the General Partner prior to the date hereof.

          (b) For each calendar year, the General Partner shall be compensated by the Partnership for its services by payment to the General Partner of a reasonable annual management fee. Without limiting the generality of the foregoing (and without prejudice to the right of the General Partner to increase such management fee), it is understood and agreed that the annual management fee provided for in the Project Financing Agreements in effect on the date hereof, in the amount of $3,500,000 per annum (such amount to be adjusted to reflect changes from January 1, 1994, in the Gross National Product Implicit Price Deflator as published from time to time in the United States Department of Commerce Bureau of Economic Analysis publication entitled "Survey of Current Business" or, if not so published, such other index as shall be used for similar purposes under the Project Financing Agreements), shall be deemed reasonable. Such management fee shall be payable monthly and, if not paid for any reason (including as a result of insufficient funds or any restrictions under the Project Financing Agreements), shall accrue interest until paid at an interest rate equal to the prime rate of The Chase Manhattan Bank from time to time in effect. Such management fee shall be in addition to other amounts payable to the General Partner hereunder.

          (c) The General Partner shall be reimbursed by the Partnership for any third party costs, to the extent reasonably allocable to the Project, the Partnership or IEC Funding, including rent and any independent legal, consulting and accounting fees and expenses.

          (d) The General Partner shall be reimbursed by the Partnership for the General Partner's general and administrative expenses, to the extent reasonably allocable to the Project, the Partnership or IEC Funding.

          (e) Subject to any restrictions in the Project Financing Agreements, the General Partner shall be reimbursed by the Partnership for compensation (including salary and related benefits) of individuals, to the extent reasonably allocable to the Project, the Partnership or IEC Funding.

          (f) It is understood that the annual management fee referred to in paragraph (b) above is solely to compensate the General Partner for services in the ordinary course. The General Partner also shall be entitled to reasonable compensation for services outside the ordinary course, including services in connection with any financing, refinancing, sale-leaseback or other transaction on behalf of the Partnership.

          SECTION 3.05.  Limitation of Liability and Indemnification.  (a)  The
                         --------------------------------------------
General Partner shall not be liable, responsible or accountable in damages or otherwise to any of the Partners or Assignees or the Partnership for or on account of any act performed by the General Partner and believed by it in good faith to be within the scope of the authority conferred by this Agreement, or any failure or refusal to perform any acts except those expressly required by this Agreement, regardless of whether any claim in respect of any such act or failure to act is based on contract, tort (including negligence) or otherwise, except for bad faith, wilful misconduct or gross negligence. For purposes of this provision, any action taken or omitted on written advice of counsel for the Partnership or the General Partner (which counsel may be an employee of the General Partner) shall be deemed to have been taken or omitted in good faith and without wilful misconduct or gross negligence. Unless specifically provided in this Agreement and except as provided by law, the General Partner shall have no liability as a General Partner for the unauthorized acts or omissions of any other Partner, any Assignee or any Affiliate of a Partner or Assignee.

          (b) The Partnership, its receiver or its trustee, shall indemnify the General Partner against, and save the General Partner harmless from, any loss, liability, damage or expense (including all liabilities under Federal and state securities laws) incurred in respect of any claim, litigation or other proceeding brought or asserted against the General Partner arising out of or related to any act or omission of the General Partner in connection with the business or activities of the Partnership; provided that such act or omission
                                           --------
was believed by the General Partner in good faith to be within the scope of its authority under this Agreement or was undertaken, not undertaken or made upon written advice of counsel for the Partnership or the General Partner (which counsel may be an employee of the General Partner). This indemnification includes the payment, upon request by the General Partner, of all attorney's fees and other expenses incurred by the General Partner in connection with the defense of any such claim made against it, including, without limitation, any claim asserted by any Limited Partner or Assignee individually, as a class action or as a Partnership derivative action, and costs of settlement of any claim made against it. The indemnification described in this Section 3.05 shall not be available to the General Partner if a court, in a final nonappealable decision, determines that the claim arose because of the General Partner's wilful misconduct or gross negligence.

          (c) The General Partner may purchase directors' and officers' insurance and obtain reimbursement for the premiums therefor from the Partnership.

          (d) The benefits of this Section 3.05 shall apply to the shareholders, directors, officers, employees, agents and Affiliates of the General Partner to the same extent as to the General Partner.

          SECTION 3.06.  Other Business Ventures.  The General Partner and its
                         ------------------------
Affiliates may engage, directly or indirectly, in other business ventures of every nature and description, including ownership, development, operation and management of other cogeneration projects in addition to the

Project (even if such projects compete with the Project), and neither the Partnership nor any Partner or Assignee shall have any claim or rights hereunder in or to any such other ventures or the income or profits derived therefrom.


                                  ARTICLE IV

                    Books; Elections; Budgets; Fiscal Year
                    --------------------------------------

          SECTION 4.01.  Administrative Services, Books, Records and Reports.
                         ------------------------------  --------------------
(a) The General Partner, or a Person or Persons designated by the General Partner, shall cause to be performed all general and administrative services on behalf of the Partnership in order to assure that complete and accurate books and records of the Partnership are maintained at the Partnership's principal place of business showing the name, address and Interest of each Partner, all receipts and expenditures, assets and liabilities, profits and losses of the Partnership, and all other records neces sary for recording the Partnership's business and affairs.

          (b) Promptly following any modification of this Agreement made pursuant to Section 8.04 the General Partner will furnish to each other Partner and Assignee notice thereof.

          SECTION 4.02.  Tax Matters.  The General Partner shall be the Tax
                         ------------
Matters Partner (as defined in Section 6231(a)(7) of the Code) of the Partnership. The General Partner shall, in its discretion, make all tax elections on behalf of the Partnership, except that if any Partner or Assignee requests, the Partnership shall make an election under Section 754 of the Code at such Partner's or Assignee's expense (which shall be prepaid as a condition to such election, in the discretion of the General Partner). The General Partner shall cause to be prepared, shall sign and shall timely submit all tax returns required to be submitted by the Partnership, at the Partnership's expense. The General Partner shall cooperate with and monitor any Federal or state government taxing authority in any audit that such taxing authority may conduct of the Partnership's books, records or other information or documents and shall take all other action to be taken by it as contemplated by Sections 6221-6232 of the Code.

          SECTION 4.03.  Fiscal Year.  The fiscal year of the Partnership
                         ------------
(herein called the "Fiscal Year") shall be the calendar year.
                    -----------


                                   ARTICLE V

                     Distributions of Distributable Funds
                     ------------------------------------

          SECTION 5.01.  Distributions of Distributable Funds.  (a)  The General
                         -------------------------------------
Partner shall from time to time determine the amount of the Partnership's cash available for distribution to the Partners and Assignees (herein called "Distributable Funds"). Distributable Funds shall be determined in the
--------------------
reasonable discretion of the General Partner based upon the amount of cash received by the Partnership (including proceeds of borrowings, if any) after (i) payment of or provision for all operating costs and expenses (excluding depreciation and other non-cash expenses), any capital expenditures, principal of and interest on any debts and other obligations of the Partnership (including any optional prepayment thereof at the General Partner's discretion, as well as mandatory payments), amounts payable to the General Partner pursuant to this Agreement and any other liabilities of the Partnership and (ii) provision for any reserves, deposits or collateral security required to be maintained pursuant to any Project Financing Agreement or any other contract binding upon the Partnership and any other reserves determined by the General Partner to be reasonable or prudent, including reserves for working capital purposes or for payment of any liabilities (contingent or otherwise) of the Partnership. The determination of Distributable Funds also shall be subject to any restrictions and limitations imposed by any Project Financing Agreement or any other contract binding upon the Partnership.

          (b) Except as provided in Section 7.02 hereof and except as provided in any amendment or modification to this Agreement providing for distributions on a priority basis, Distributable Funds determined as provided above shall be distributed to the Partners and Assignees ratably in accordance with their respective Percentage Interests as of the date of distribution. The date of any such distribution shall be determined by the General Partner subject to any restrictions and limitations imposed by any Project Financing Agreement or any other contract binding upon the Partnership.

          (c) This Section 5.01 shall not apply to distributions upon dissolution of the Partnership, which shall be made as provided in Article VII.


                                  ARTICLE VI

                      Transfers of Partnership Interests
                      ----------------------------------

          SECTION 6.01.  Transfer Restrictions.  A Transfer shall not be
                         ----------------------
permitted without the prior written consent of the General Partner, which consent may be withheld in the discretion of the General Partner. If the General Partner consents to a Transfer, the General Partner may impose conditions upon such Transfer, including conditions that:

     (a) the Transferee executes and delivers to the General Partner:

          (i) an instrument reasonably satisfactory to the General Partner pursuant to which such Transferee assumes all the obligations of the relevant Transferor with respect to the Interest and/or Percentage Interest transferred and agrees to be bound by the terms of this Agreement (or, in the case of Transfers described in clauses (ii) and (iii) of the definition of that term, a similar instrument that requires that such obligations be assumed and such agreement be made following enforcement of the relevant hypothecation, mortgage, pledge, assignment, security interest or other encumbrance); and

          (ii) such additional instruments and documents as shall be reasonably required by the General Partner;

          (b) the Transferor delivers to the General Partner an opinion of counsel (reasonably satisfactory to the General Partner) that such Transfer will not:

          (i) result, directly or indirectly, in the termination of the Partnership for Federal income tax purposes;

          (ii) result in the violation of the Securities Act of 1933 or any other applicable Federal or state securities laws;

          (iii) be a violation of or an event of default under, or result in an acceleration of any indebtedness under, any Project Financing Agreement or other note, mortgage, indenture, loan agreement or similar instrument or document to which the Partnership is a party; or

          (iv) result in or create a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended from time to time, or result in the holder of an Interest or the assets of the Partnership being subject to the provisions of such statute; and

          (c) the General Partner is furnished with evidence satisfactory to it that all transaction expenses for which the Transferor is or may be liable and any expenses incurred by the Partnership in connection with such Transfer (including preparation of any part-year tax returns and related matters) have been paid or reimbursed in full.

          The General Partner may waive all or any of the conditions described above. In addition, the conditions described above shall not apply to any Transfer of the Interest of the General Partner pursuant to any pledge or security interest granted to secure obligations under any Project Financing Agreement.

          SECTION 6.02.  Consequences of Transfer.  (a)  Any Transfer in
                         -------------------------
contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the Partnership.

          (b) Any Limited Partner who Transfers all his Interest (other than pursuant to a Transfer described in clause (ii) or (iii) of the definition of that term, which Transfer has not yet become effective to divest the Transferor of his Interest) shall cease to be a Limited Partner and shall no longer have the rights and privileges of a Limited Partner except that, unless and until the Transferee is admitted as a Substitute Limited Partner as provided below, the Transferor shall retain the statutory obligations of an assignor limited partner under the Uniform Act.

          (c) A Transferee of a Limited Partner's Interest who does not become a Substitute Limited Partner as provided below shall be an Assignee. An Assignee who desires to make a further Transfer of his Percentage Interest shall be subject to all the provisions of this Article VI to the same extent as though such Assignee were a Limited Partner. Unless and until such Assignee becomes a Substitute Limited Partner, such Assignee's only right or interest under this Agreement shall be as expressly provided herein for an Assignee.

          (d) A Transferee of a Limited Partner's Interest shall become a Substitute Limited Partner only with the prior written consent of the General Partner, which consent may be withheld in the discretion of the General Partner;

provided that any such Transferee that was a Limited Partner prior to the
--------
Transfer shall become a Substitute Limited Partner with respect to the Transferred Interest without the necessity of such consent. If the General Partner grants such consent, such Transferee shall become a Substitute Limited Partner effective upon reflection by the General Partner of such Transferee as a Limited Partner on the books and records of the Partnership.

          SECTION 6.03.  Mandatory Transfer.  (a)  If the General Partner and
                         -------------------
the Majority Limited Partners approve a sale or other disposition of all, but not less than all, of the Interests in the Partnership, then all the Limited Partners shall be required to Transfer their respective Interests in connection with such sale or other disposition. Each Limited Partner agrees to cooperate with the General Partner in connection with any such sale or disposition and to execute and deliver such instruments and documents as shall be reasonably required by the General Partner in connection therewith, including a bill of sale or other appropriate instrument in order to effect such sale or other disposition. Each Limited Partner also agrees to provide such representations, warranties, agreements and indemnities in connection with any such sale or disposition as shall be approved by the Majority Limited Partners to be provided by the Limited Partners generally, which may include representations and warranties with respect to the ownership of the Interest being sold or disposed of and the Transfer thereof free and clear of liens and other encumbrances. The proceeds of any sale or other disposition of all the Interests in the Partnership pursuant to this Section shall be paid to the General Partner and, after deducting any fees, expenses or reasonable reserves, the net proceeds shall be distributed to the Partners and Assignees in the respective amounts that the Partners and Assignees would have received had the Partnership sold all of its assets for an amount equal to the sum of (i) the aggregate amount of net proceeds received from the sale or other disposition of all of the Interests in the Partnership and (ii) the aggregate amount of the Partnership's liabilities and the Partnership had then liquidated in accordance with Section 7.02(a) hereof.

          (b) Any sale or disposition of all the Interests in the Partnership pursuant to this Section shall be effective to Transfer all such Interests free and clear of the claims and interests of all Assignees and vest 100% of the Percentage Interests in the purchaser or purchasers of the Interests. Upon any such sale or disposition, the only rights of the Assignees shall be the right to receive their respective shares of the net proceeds therefrom in accordance with paragraph (a) of this Section. Notwithstanding the foregoing, the General Partner may request that the Assignees cooperate and execute instruments and documents in connection with any such sale or disposition to the same extent as Limited Partners are required to do so pursuant to paragraph (a) of this Section, and if any Assignee fails or refuses to do so then such Assignee's share of the net proceeds may be withheld pending compliance by such Assignee with the requirements of this Section.


                                  ARTICLE VII

                          Dissolution and Liquidation
                          ---------------------------

          SECTION 7.01.  Dissolution.  The Partnership shall be dissolved upon
                         ------------
the occurrence of any of the following:

          (a) December 31, 2036;

          (b) the sale, transfer or other disposition of all or substantially all the assets of the Partnership, or the agreement of the General Partner on behalf of the Partnership so to do, except for mortgages or security interests as may be granted to secure obligations of the Partnership and except for lease or sale-leaseback transactions;

          (c) the acquisition by a Partner of all of the Interests of the other Partners; or

          (d) subject to Section 7.03, upon an event of withdrawal of the General Partner (or, if there is more than one General Partner, the last remaining General Partner) within the meaning of the Uniform Act.

          SECTION 7.02.  Winding Up Affairs and Distributions of Assets.  (a)
                         -----------------------------------------------
Upon dissolution of the Partnership (except dissolution pursuant to Section 7.01(c)), the General Partner (and in the case of dissolution pursuant to
Section 7.01(d) the Limited Partners), shall proceed to wind up the affairs of the Partnership, liquidate the remaining property and assets of the Partnership and terminate the Partnership. Subject to the requirements of the Uniform Act, the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Partnership to third parties, if any, in the order of priority provided by law; (iii) third, to the establishment and maintenance of a reasonable reserve to provide for any contingent or unforeseen liabilities or obligations of the Partnership to third parties to be held and disbursed, at the discretion of the General Partner (and in the case of dissolution pursuant to Section 7.01(d), the Limited Partners) by an escrow agent selected by them, and at the expiration of such period as the General Partner (and in the case of dissolution pursuant to Section 7.01(d), the Limited Partners) may deem advisable, the balance shall be distributed as provided herein; and (iv) fourth, to any and all debts of the Partnership to the Partners and Assignees. The remaining assets of the Partnership, if any, shall be distributed to the Partners and Assignees (or their successors and permit ted assigns) in accordance with the balances of the Capital Accounts of each such Partner or Assignee in the ratio of the positive Capital Account balances of all Partners and Assignees (after such Capital Accounts have been adjusted to reflect all allocations required pursuant to Sections 2.05, 2.06 and 2.07).

          (b) If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Partner or Assignee receiving any interest in such assets shall receive such interest therein as a tenant-in-common with all other Partners and Assignees receiving such an interest. Unless otherwise agreed by all the Partners, the fair market value of such assets shall be determined by an appraiser to be selected by the General Partner and whose fees shall be paid by the Partnership.

          (c) If the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3), with the funds so contributed to be distributed pursuant to the rules of this Section 7.02.

          SECTION 7.03.  Continuation of Business of Partnership.  If the
                         ----------------------------------------
Partnership is dissolved by reason of Section 7.01(d), it may be reconstituted and its business continued if within ninety (90) days of such dissolution and by written vote of all the Partners (i) the Limited Partners elect to continue the business; and (ii) the Limited Partners appoint a Person to serve in the capacity of successor general partner of the Partnership.


                                 ARTICLE VIII

                                 Miscellaneous
                                 -------------

          SECTION 8.01.  Notices.  (a)  All notices, consents, approvals,
                         --------
reports, designations, requests and other communications (herein collectively called the "Notices") authorized or required to be given pursuant to this Agreement shall be given in writing and either personally served on the Partner or Assignee (or a general partner or an officer of the Partner or Assignee) to whom it is given or mailed by registered, certified or first class mail, postage prepaid, or sent by facsimile or overnight delivery service or courier, addressed as follows:

     If to the General Partner:

          Intercontinental Energy Corporation
          350 Lincoln Place
          Hingham, Massachusetts 02043
          Attention:  President
          Facsimile Number:  (617) 740-1281

          If to a Limited Partner or Assignee, at such Limited Partner's or Assignee's address set forth on Schedule A.

          (b) All Notices shall be deemed given when delivered or, if mailed as provided in Section 8.01(a), on the second day after the day of mailing, or if sent by facsimile, at the time of acknowledgment. Any Partner or Assignee may change its address for the receipt of Notices at any time by giving notice thereof to the General Partner (or, in the case of a change of address of the General Partner, to each of the other Partners and Assignees).

          SECTION 8.02.  Partnership Act Certificate Requirements.  From time to
                         -----------------------------------------
time the Limited Partners shall sign and swear to all such writings as may be required, if any, to amend the certificate of limited partnership to reflect changes in the Partnership made pursuant to this Agreement or for the carrying out of the terms of this Agreement or, upon dissolution of the Partnership, to cancel such certificate of limited partnership. Each Partner hereby appoints, and each Person who may subsequently become a Partner shall be deemed to have appointed, the General Partner as its true and lawful attorney-in-fact in such Partner's name and behalf to sign, certify under oath and acknowledge each and every such amendment or certificate of cancellation or other instrument that may be required to carry out the terms of this Agreement or to effect the substitution of a Partner. The foregoing power of attorney shall be irrevocable, shall be a power coupled with an interest, and shall survive the Transfer by a Partner or Assignee of its Interest or Percentage Interest or the dissolution of a Partner.

          SECTION 8.03.  Entire Agreement.  This Agreement supersedes all prior
                         -----------------
agreements and understandings among the Partners and Assignees with respect to the subject matter hereof.

          SECTION 8.04.  Modification.  No change or modification of this
                         -------------
Agreement shall be effective unless such change or modification is in writing and has been signed by the General Partner and the Majority Limited Partners, except that (i) no change or modification that increases or imposes additional obligations or liabilities upon any Limited Partner under this Agreement shall be effective unless signed by such Limited Partner, (ii) no change or modification that adjusts a Limited Partner's Interest or Percentage Interest (except to give effect to Transfers or redemptions or to the admission of additional Partners as provided in this Agreement) shall be effective unless signed by such Limited Partner and (iii) the written consent of all Limited Partners shall be required for any change or modification to this Section 8.04. Notwithstanding the foregoing, any change or modification of this Agreement that may, pursuant to any provision hereof, be made by the General Partner shall be effective upon execution by the General Partner of a written instrument effecting such change or modification. Any change or modification of this Agreement made in accordance with this Section shall be effective and binding on all the Partners and Assignees.

          SECTION 8.05.  Waivers.  No waiver of any breach of any of the terms
                         --------
of this Agreement shall be effective unless such waiver is in writing and signed by the Partner against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

          SECTION 8.06.  Severability.  If any provision of this Agreement shall
                         -------------
be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 8.07.  Further Assurances.  Each Partner  shall execute such
                         -------------------
deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

          SECTION 8.08.  Investment Representations.  Each Partner represents
                         ---------------------------
and warrants that its Interest has been acquired under this Agreement for its own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Interest, and that it will not effect a Transfer, or attempt to effect a Transfer, of its Interest in violation of the Securities Act of 1933, as amended, or any other applicable Federal or state law.

          SECTION 8.09.  Governing Law.  This Agreement shall be governed by and
                         --------------
construed in accordance with the laws of the Commonwealth of Massachusetts.

          SECTION 8.10.  Counterparts; Effectiveness.  This Agreement may be
                         ----------------------------
executed in any number of counterparts, all of which shall constitute one and the same instrument. It

                                                                              32
is not necessary that all signatures be on the same counterpart, and this Agreement may be executed by different parties on separate counterparts. This Agreement shall become effective as of the date hereof when counterparts of this Agreement executed by each Partner have been delivered to the General Partner.

          SECTION 8.11.  Limitation on Rights of Others.  No Person other than a
                         -------------------------------
Partner or Assignee shall have any legal or equitable right, remedy or claim under or in respect of this Agreement. Except to the extent required by the Uniform Act, none of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Partnership.

          SECTION 8.12.  Successors and Assigns.  This Agreement shall be
                         -----------------------
binding upon and inure to the benefit of the Partners and Assignees and their respective successors and permitted assigns.

          SECTION 8.13.  Power of Attorney.  Each Limited Partner hereby
                         ------------------
constitutes and appoints the General Partner, with unrestricted power of substitution and resubstitution, the true and lawful attorney for such Limited Partner, with power and authority to act in its name and on its behalf to make, execute, sign, acknowledge, deliver, swear to, file and record:

          (a) any certificate of limited partnership or similar document, as well as any amendments thereto, which the General Partner may deem to be necessary, desirable or appropriate to evidence or effect the formation of the Partnership or to qualify and continue it as a limited partnership or assure the limited liability of the Limited Partners;

          (b) any instrument or document which the General Partner may deem to be necessary, desirable or appropriate to effect the continuation of the Partnership or the dissolution and termination of the Partnership;

          (c) any fictitious name or similar certificate required by law to be filed on behalf of the Partnership;

          (d) any amendments or modifications to this Agreement that are authorized or approved as provided herein, and any other instruments or documents which are authorized pursuant to Section 6.03; or

          (e) all such other instruments, documents and certificates as may from time to time be required by the laws of any jurisdiction, domestic or foreign, to effect, implement, continue and defend the valid and subsisting existence of the Partnership and its power to carry out its purposes as set forth in this Agreement;

provided, however, that the General Partner shall not take any action as
--------  -------
attorney-in-fact for any Limited Partner without its consent which would (i) increase the amount of the Capital Contributions payable by such Limited Partner; or (ii) cause such Limited Partner to lose its limited liability status.

          It is expressly acknowledged by each Limited Partner that the foregoing power of attorney is coupled with an interest, is irrevocable and shall survive the death, withdrawal, retirement, removal, bankruptcy, insolvency, reorganization, merger, insanity, incompetency or legal incapacity of such Limited Partner and any assignment, transfer or other disposition, whether voluntary, by operation of law or otherwise, by such Limited Partner of all or any portion of its Interest or Percentage Interest and shall extend to its successors, assigns and legal representatives.

          SECTION 8.14.  References to Agreement.  Words such as "herein",
                         ------------------------
"hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

          SECTION 8.15.  Paragraph Titles.  Captions contained in this Agreement
                         -----------------
are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

          SECTION 8.16.  Survival of Representations, Warranties and Agreements.
                         ---------------------------  --------------------------
All representations, warranties, and agreements herein shall survive until the dissolution and final liquidation of the Partnership, except to the extent that a representation, warranty or agreement expressly provides otherwise or was applicable to a specific period of time that has passed.

          IN WITNESS WHEREOF, the Partners have duly executed this Agreement as of the day and year first above written.


                                       GENERAL PARTNER:

                                       INTERCONTINENTAL ENERGY CORPORATION,

                                       by    /S/ Stephen Roy
                                             --------------------------------
                                             Title: President


                                       LIMITED PARTNERS:

                                             /s/ Stephen Roy
                                             --------------------------------
                                             Stephen B. Roy



                                             /s/ Peter Roy
                                             --------------------------------
                                             Peter A. Roy


                                             ________________________________
                                             Peter Roy, II


                                             ________________________________
                                             Christopher Bonney Roy


                                             /s/Mary L. Roy
                                             --------------------------------
                                             Mary L. Roy


                                             /s/ John R. Roy
                                             --------------------------------
                                             John R. Roy


                                             s/s Jane L. Roy
                                             --------------------------------
                                             Jane L. Roy

                                             /s/ Ellen Roy
                                             --------------------------------
                                             Ellen S. Roy


                                             /s/ Jock R. Roy
                                             --------------------------------
                                             Jock R. Roy